EXHIBIT 99.1

NEWS RELEASE

For release August 9, 2007

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION ANNOUNCES

COMPANY UPDATES

SANTA MONICA, California – (August 9, 2007) – Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation (or Belvedere Trust), has received a notice of default from two of its repurchase agreement lenders. Belvedere Trust has recently received additional, substantial margin requests from several of its repurchase agreement lenders, and will continue to explore all of its alternatives with respect to its sudden liquidity issues. It is likely that a substantial amount of Belvedere Trust’s portfolio of MBS may need to be sold in an effort to satisfy the requests of its lenders. Given the substantial uncertainty in the secondary market for securities similar to those owned by Belvedere Trust, it is likely that any sale prices for its securities may be significantly below their estimated fair value as of June 30, 2007.

Anworth’s exposure to its Belvedere Trust subsidiary consists of its initial investment of $100 million ($83 million net of the Accumulated Other Comprehensive Loss at June 30, 2007) and intercompany loans that total $42.8 million to date. At this time, Anworth does not expect its intercompany loan balance to increase substantially in the near future. Anworth is not a counterparty to Belvedere Trust’s repurchase agreement borrowings and has not provided any guarantee with respect to those borrowings.

As discussed in the Company’s news release of August 7, 2007, Anworth continues to hold a significant balance of Agency MBS which are not pledged to counterparties relative to its outstanding repurchase agreement borrowings. These unpledged assets continue to provide a valuable source of liquidity relative to Anworth’s financing secured by its Agency MBS if necessary.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and finances these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman

(310) 255-4438 or (310) 255-4493